As filed with the Securities and Exchange Commission on July 21, 2021.

Registration No. 333-258056

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Society Pass Incorporated
(Exact name of registrant as specified in its charter)

Nevada	7389	83-1019155
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

701 S. Carson Street, Suite 200
Carson City, NV 89701
+84 37293868
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis Nguyen
Chief Executive Officer
Society Pass Incorporated
701 S. Carson Street, Suite 200
Carson City, NV 89701
+84 37293868
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.	Mitchell Nussbaum, Esq.
Jeffrey P. Wofford, Esq.	Angela M. Dowd, Esq.
Carmel, Milazzo & Feil LLP	Loeb & Loeb LLP
55 West 39th Street, 18th Floor	345 Park Avenue
New York, New York 10018	New York, NY 10154
Telephone: (212) 658-0458	Telephone: (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

1

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	$17,250,000	$1,881.98
Warrants to purchase Common Stock to be issued to the Underwriter (3)(4)(5)
Common Stock issuable upon exercise of Warrants to purchase Common Stock to be issued to the Underwriters (2)(4)	$948,750	$103.51
Total(6)	$18,198,750	$1,985.49

(1)	Includes additional shares (15% of the shares being sold in this offering) that may be purchased by the underwriters pursuant to their over-allotment option that may be exercised over a 45 period.
(2)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(4)	We have agreed to issue to the representative of the several underwriters, who we refer to as the representative, warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering (excluding shares of common stock sold to cover over-allotments, if any). The warrants are exercisable for a price per share equal to 110% of the public offering price.
(5)	No fee required pursuant to Rule 457(g).
(6)	$114.56 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

2

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-258056) of Society Pass Incorporated (“Registration Statement”) is being filed to increase the amount of securities being registered under the Registration Statement, revise the disclosure contained under the section headed “Summary of Terms” and “Capitalization and to file previously filed exhibits with the Registration Statement. Accordingly, this Amendment No.1 consists only of the facing page, this explanatory note, the sections headed “Summary of Terms” and “Capitalization,” Item 16(a) of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

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SUMMARY OF THE OFFERING

Common stock offered by us	[*] shares.

Common stock outstanding prior to the offering	18,534,000 shares.

Common stock to be outstanding after the offering (1)	[*] ( __ shares if the underwriters exercise their option to purchase additional shares in full).

Over-allotment option of common stock offered by us	The underwriters have a 45-day option to purchase up to additional shares of common stock solely to cover over-allotments, if any.

Use of Proceeds	The principal purposes of this offering are to increase our capitalization and financial flexibility, increase our visibility in the marketplace and create a public market for our common stock. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds to us from this offering to hire additional employees, including executive officers, software developers, logistics operations staff, sales and marketing professionals, and for general corporate purposes, including working capital, operating data centers, leasing technology platforms and sales and marketing activities, as well as funding certain acquisitions of e-commerce companies in the F&B, beauty and travel industries in SEA and South Asia. The Company is under discussions with a number or potential acquisition targets. See “Use of Proceeds” beginning on page 29.

Proposed Listing	We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “SOPA” which listing is a condition to this offering

Lock-up agreements	Our executive officers and directors and any holder of 5% or more of the outstanding shares of common stock of the Company have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for 180 days following the effective date of the registration statement for this offering. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Transfer Agent	Securities Transfer Corporation.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 15 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1) Does not include (i) shares of common stock issuable upon the exercise of the underwriters’ warrants ( shares if the underwriters exercise their option to purchase additional shares in full); or (ii) 2,945,250 shares of common stock that are issuable upon conversion of the 3,927 shares of Series C-1 Preferred Stock that are underlying warrants that are exercisable at an exercise price of $420 per share; but does include [*] shares of our common stock that will be issued upon the automatic conversion of the Series A Preferred Stock as a result of the closing of this offering and 7,328,250 shares of our common stock that will be issued upon the automatic conversion of the Preferred Stock (other than the Series A Preferred Stock) as a result of the closing of this offering.

On February 10, 2021 we effected a 750 for 1 stock split of the issued and outstanding shares of our common stock (the “Stock Split”). As a result of the Stock Split, the number of common shares that each share of preferred stock is convertible into will increase by a multiple of 750 in accordance with its certificates of designation. Except as otherwise indicated, all of the common stock information in this prospectus gives effect to the Stock Split.

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CAPITALIZATION

The following table sets forth our consolidated cash and capitalization, as of March 31, 2021. Such information is set forth on the following basis:

on an actual basis;

on a pro forma giving effect to (i) the sale of [*] shares of common stock by us in this offering at an assumed public offering price of $[*] per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the issuance of  [*] shares of common stock by us upon automatic conversion of our Preferred Stock as a result of the closing of this offering.

You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus.

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	Actual	Pro Forma(1)
Cash	$—	$—
Short term liabilities, including deferred revenue due within one year	$—	$—
Total liabilities including lease obligations - net of current portion	$—	$—

Stockholders’ equity:
Common stock, $0.0001 par value, 95,000,000 shares authorized, 18,534,000 shares outstanding actual and [*] shares outstanding as adjusted(1)
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; Series A Preferred Stock, 10,000 shares authorized, 8,000 shares outstanding Series B Preferred Stock, 10,000 shares authorized, 2,548 shares outstanding
Series B-1 Preferred Stock, 10,000 shares authorized, 160 shares outstanding
Series C Preferred Stock, 15,000 shares authorized, 362 shares outstanding, actual, 377 shares outstanding pro forma Series C-1 Preferred Stock 30,000 shares authorized, 2,885 shares outstanding actual, 6,686 shares outstanding pro forma
Additional paid-in capital
Retained earnings (deficit)

Total stockholders’ equity
Total capitalization	$—	$—

(1) The number of issued and outstanding shares as of March 31, 2021 on a pro forma basis excludes shares of common stock issuable upon the exercise of the underwriter’s overallotment option; Does not include (i) [*] shares of our common stock issuable upon the exercise of the underwriters’ warrants ( [*] shares if the underwriters exercise their option to purchase additional shares in full); or (ii) 2,945,250 shares of our common stock that are issuable upon conversion of the 3,927 shares of Series C-1 Preferred Stock that are underlying warrants that are exercisable at an exercise price of $420 per share and (iii) shares of our common stock that would be issuable upon conversion of $558,000 of Series C Preferred Stock that are issuable upon the satisfaction of certain conditions that have not occurred and will not occur on or before the closing of this offering;  but does include [*] shares of our common stock that will be issued upon the automatic conversion of the Series A Preferred Stock as a result of the closing of this offering and the 7,328,250 shares of our common stock that will be issued upon the automatic conversion of the Preferred Stock (other than the Series A Preferred Stock) as a result of the closing of this offering.

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Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

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SIGNATURES’

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 21, 2021.

SOCIETY PASS INCORPORATED

By:	/s/ Dennis Nguyen
Dennis Nguyen
Chief Executive Officer (Principal Executive Officer)

 POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Nguyen his true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Dennis Nguyen	Chief Executive Officer and Chairman of the Board	July 21, 2021
Dennis Nguyen	(Principal Executive Officer)

/s/ Raynauld Liang	Chief Operating Officer and Chief Financial Officer	July 21, 2021
Raynauld Liang	(Principal Financial and Accounting Officer)

/s/ Tan Bien Kiat	Vice-Chairman of the Board	July 21, 2021
Tan Bien Kiat

/s/ Jeremy Miller	Director	July 21, 2021
Jeremy Miller

/s/ Linda Cutler	Director	July 21, 2021
Linda Cutler

/s/ John Mackay	Director	July 21, 2021
John Mackay

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EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1	Articles of Incorporation of the Registrant.
3.2	Amended Bylaws of The Registrant.
3.3	Certificate of Designation of Series A Convertible Preferred Stock.
3.4	Certificate of Correction of Series A Certificate of Designation filed May 2019.
3.5	Certificate of Correction to Series A Certificate of Designation filed December 2020.
3.6	Certificate of Designation of Series B Convertible Preferred Stock.
3.7	Certificate of Correction of Series B Certificate of Designation
3.8	Certificate of Designation of Series B-1 Convertible Preferred Stock.
3.9	Certificate of Correction of Series B-1 Certificate of Designation
3.10	Certificate of Designation of Series C Convertible Preferred Stock.
3.11	Certificate of Correction of Series C Certificate of Designation
3.12	Certificate of Designation of Series C-1 Convertible Preferred Stock.
4.1*	Warrant exercisable for Series C-1 Convertible Preferred Stock
4.2*	Form of Underwriter Warrant (included in Exhibit 1.1).
5.1*	Opinion of Counsel to Registrant.
10.1	Software Set Up, Development and Use License Agreement dated November 15, 2018 between Socirty Pass Incorporated and Wallet Factory International Limited
10.2	Stock Purchase Agreement dated January 10 2019 between HOTTAB PTE. LTD., SOSV IV LLC, General Mobile Corporation and Sanjeev Sapkota
10.3	Accelerator Contract for Equity dated January 10, 2019 by and between HOTTAB PTE. LTD., SOV IV LLC and Sanjeev Sapkota
10.4	Employment Agreement dated as of April 1, 2017 between Society Pass Incorporated and Dennis Luan Thuc Nguyen
10.5	Employment Agreement dated as of October 3, 2019 between Society Pass Incorporated and Liang Wee Leong Raynauld
10.6	Asset Purchase Agreement dated February 16, 2021 between Goodventures Sea Limited and Sopa Technology PTE. LTD.
10.7	Shareholders Agreement dated February 16, 2021 between Goodventures Sea Limited and Sopa Technology PTE. LTD.
10.8*	Food Delivery Partnership Agreement dated as of April 22, 2021 between Hottab Asset Vietnam Co. Ltd and Dream Space Trading Co. Ltd
10.9*	Food Delivery Partnersjhip Agreement dated as of July 29, 2020 between Hottab Asset Vietnam Co. Ltd and LalaMove Vietnam Co. Ltd
10.10*	Payment Gateway Agreement dated February 25, 2020 between Hottab Asset Vietnam Co. Ltd and VTC Technology and Digital Content Company
10.11*	Payment Gateway Agreement dated April 20, 2020 between Hottab Asset Vietnam Co. Ltd and Media Corporation (Vietnam Post Telecommunication Media)
10.12*	Payment Gateway Agreement dated August 31, 2020 between Hottab Asset Vietnam Co. Ltd and Zion Joint Stock Company
10.13*	Payment Gateway Agreement dated August 31, 2020 between Hottab Asset Vietnam Co. Ltd and Online Mobile Service Joint Stock Co*
10.14*	Vendor Finance Partnership Agreement, dated as of October 22, 2019 between Hottab Asset Vietnam Co. Ltd and SHBank Finance Co. Ltd
10.15*	Business Cooperation Agreement dated March 6, 2020 between Hottab Asset Vietnam Co. and Triip Pte. Ltd
21.1*	List of Subsidiaries of the Registrant.
23.1**	Consent of RBSM, LLP dated July 20, 2021 the financial statements of Society Pass Incorporated
23.2**	Consent of RBSM, LLP dated July 20, 2021 the financial statements of HotTab Pte. Limited
23.3*	Consent of Counsel to Registrant (included in Exhibit 5.1).
24.1	Power of Attorney

* To be filed by Amendment

** Previously filed

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